Exhibit 99.1

13215 Bee Cave Parkway. Suite B-300, Austin, Texas 78738 Telephone: 512-538-2300 Fax: 512-538-2333

PRESS RELEASE

Summit Hotel Properties, Inc. Prices Public Offering of 5.875% Series F

Cumulative Redeemable Preferred Stock

Austin, Texas, August 5, 2021 – Summit Hotel Properties, Inc. (NYSE: INN) (the “Company”) announced today that it has priced an underwritten public offering of 4,000,000 shares of its 5.875% Series F Cumulative Redeemable Preferred Stock (the “Series F Preferred Stock”) at a public offering price of $25.00 per share, for gross proceeds of $100 million.  The Company has granted the underwriters of the offering a 30-day option to purchase up to 600,000 additional shares of Series F Preferred Stock solely to cover over-allotments, if any. The offering is expected to close on August 12, 2021, subject to customary closing conditions.

The Company expects to contribute the net proceeds from this offering to its operating partnership.  The operating partnership intends to use the net proceeds to redeem the Company’s outstanding 6.45% Series D Cumulative Redeemable Preferred Stock (the “Series D Preferred Stock”) with an aggregate liquidation preference of $75.0 million, plus a sum equal to all accrued and unpaid dividends on the Series D Preferred Stock, up to, but not including, the redemption date and the balance to reduce the outstanding balance of its senior unsecured revolving credit facility, its term loans and for other general corporate purposes.

Wells Fargo Securities, LLC, Raymond James & Associates, Inc., BofA Securities, Inc. and Deutsche Bank Securities Inc. are acting as joint book-running managers for the offering.  The senior co-managers for the offering are Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp. and KeyBanc Capital Markets Inc. Capital One Securities, Inc., PNC Capital Markets LLC, Regions Securities LLC, Truist Securities, Inc., U.S. Bancorp Investments, Inc. and Bancroft Capital, LLC are acting as co-managers.

A registration statement relating to these preferred shares has been filed with the U.S. Securities and Exchange Commission and is effective.  A copy of the final prospectus supplement (when available) and base prospectus relating to the shares may be obtained by contacting Wells Fargo Securities, LLC, Attention: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, email: wfscustomerservice@wellsfargo.com, telephone: 1-800-645-3751; Raymond James & Associates, Inc., 880 Carillon Parkway, St. Petersburg, FL 33716, telephone (800) 248-8863, email: prospectus@raymondjames.com and BofA Securities, Inc., NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department; Telephone: 1-800-294-1322, Email: dg.prospectus_requests@bofa.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Summit Hotel Properties, Inc.

Summit Hotel Properties, Inc. is a publicly traded real estate investment trust focused on owning premium-branded hotels with efficient operating models primarily in the Upscale segment of the lodging industry.

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As of August 5, 2021, the Company’s portfolio consisted of 73 hotels, 61 of which were wholly owned, with a total of 11,398 guestrooms located in 23 states.

This press release contains statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, not all of which are known to the Company and many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. For example, the fact that the offering has priced may imply that the offering will close, but the closing is subject to conditions customary in transactions of this type and may be delayed or may not occur at all.  In addition, the fact that the underwriters have an over-allotment option may imply that this option will be exercised. However, the underwriters are not under any obligation to exercise this option, or any portion of it, and may not do so. Investors should not place undue reliance upon forward-looking statements.

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